UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C., 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported)
January 25, 2017

CITY HOLDING COMPANY
(Exact Name of Registrant as Specified in its Charter)

Commission File Number: 0-11733

West Virginia	55-0619957
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

25 Gatewater Road, Cross Lanes, WV 25313
(Address of Principal Executive Offices, Including Zip Code)

304-769-1100
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))
	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Compensation Committee recommended, and the independent directors of the Board of Directors of City Holding Company (the “Company”) approved, on January 25, 2017, 2016 incentive compensation for certain of the Company’s named executive officers, including the Company’s principal executive officer and the Company’s principal financial officer as set forth below:

Name	Title	2016 Cash Incentive Compensation
Charles R. Hageboeck	President & CEO (Principal Executive Officer)	$356,385
David L. Bumgarner	Chief Financial Officer and Principal Accounting Officer (Principal Financial Officer)	$78,328
Craig G. Stilwell	Executive Vice President, Retail Banking	$176,931
John A. DeRito	Executive Vice President, Commercial Banking	$145,925
Jeffrey D. Legge	Senior Vice President, Chief Administrative Officer and Chief Information Officer	$72,303

The Company adopted a clawback policy in 2014 that provides that if the Company is required to prepare an accounting restatement other than as a result of a change in accounting principles, then each executive officer must pay back the excess incentive compensation amount paid to such officer over the corrected incentive compensation payment after applying the restatement. This clawback applies to any award of cash incentive compensation paid to executive officers after December 17, 2014, and includes the awards for performance in 2016 and paid in 2017.

Section 8 – Other Events

Item 8.01 Other Events.

On January 25, 2017, the Company’s Board of Directors, based upon the recommendation of its Compensation Committee, approved an award of the equivalent of $30,000 of Company Common Stock, par value $2.50, to each non-employee director of the Company on December 31, 2016 and pro-rated based upon the number of months of service during the year. The market price on the date of grant, January 25, 2017, was $67.00 per share.

Signatures

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

Dated: January 30, 2017	City Holding Company

By:	/s/ David L. Bumgarner
David L. Bumgarner
Chief Financial Officer